EXHIBIT 23.1
CONSENT OF STARK WINTER SCHENKEIN & CO. LLP
      We hereby consent to the use of our report dated March 20, 2006 relating to U.S. Gold Corporation, which appears in Amendment No. 1 to the Registration Statement on Form S-4 and each related prospectus for U.S. Gold Corporation and US Gold Canadian Acquisition Corporation and the Definitive Proxy Statement on Schedule 14A for U.S. Gold Corporation (collectively, the “SEC Filings”), for the registration of shares of U.S. Gold Common Stock and exchangeable shares of US Gold Canadian Acquisition Corporation. We also consent to the reference to us under the heading “Experts” in such SEC Filings.

/s/ Stark Winter Schenkein & Co. LLP
Denver, Colorado
November 1, 2006